Exhibit 99.23.l

RICHARD A. BARONE

One Chagrin Highlands

200 Auburn Drive, Suite 420

Cleveland, Ohio 44122

November 14, 2003

Ancora Trust

One Chagrin Highlands

200 Auburn Drive, Suite 420

Cleveland, Ohio 44122

Re:

Purchase Agreement for Initial Capital

Gentlemen:

I am purchasing from you today (i) 1,000 Class D shares of Ancora Income Fund, a portfolio of Ancora Trust, an Ohio business trust (the “Trust”), at a price of $10.00 per share for a total purchase price of $10,000; (ii) 1,000 Class D shares of Ancora Equity Fund, a separate portfolio of the Trust, at a price of $10.00 per share for a total purchase price of $10,000; (iii) 10,000 Class D shares of Ancora Special Opportunity Fund, a separate portfolio of the Trust, at a price of $5.00 per share for a total purchase price of $50,000; and (iv) 5,000 Class D shares of Ancora Bancshares, a separate portfolio of the Trust, at a price of $10.00 per share for a total purchase price of $50,000, the aggregate purchase price of all of such shares being $120,000, to provide the initial capital you require pursuant to Section 14 of the Investment Company Act of 1940 in order to make a public offering of shares of the Funds.

I hereby represent that I am acquiring said shares for investment and not for distribution or resale to the public.

Very truly yours,

/s/Richard A. Barone

Richard A. Barone